CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Legal Counsel” in the Prospectus and Statement of Additional Information included in Post-Effective Amendment No. 118 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), of Two Roads Shared Trust (File Nos. 333-182417 and 811-22718). This consent does not constitute a consent under Section 7 of the 1933 Act, and in consenting to the use of our name and the references to our Firm under such caption we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP

New York, New York

February 28, 2017